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                                                                    Exhibit 99.1

(Terra Logo)                                               Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 233-3648

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News Release
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For Immediate Release                                   Contact: Paula C. Norton
                                                                  (712) 277-5438

          TERRA INDUSTRIES REGISTERS PREVIOUS PRIVATE NOTE PLACEMENT;
                         ANNOUNCES BANK DEBT REPAYMENT

Sioux City, Iowa (August 11, 1995)--Terra Industries Inc. (NYSE symbol: TRA) announced today that it expects to shortly commence a registered exchange offer to holders of its $200 million privately placed Senior Notes, enabling those Notes to be publicly traded. The Senior Notes were issued in June to provide financing for the purchase of publicly traded senior preference units of Terra Nitrogen Company, L.P. (TNCLP; NYSE symbol: TNH) and for the prepayment of bank debt.

Terra also announced that on September 1, 1995 it will prepay up to $190 million of outstanding long-term bank debt to the extent these funds are not used by that date to purchase senior preference units. The company has used approximately $10 million of the Senior Note proceeds to purchase senior preference units of TNCLP and to pay fees and expenses associated with the Senior Note issuance. After the September reduction in long-term bank debt, Terra would finance any further purchases of TNCLP units in the open market with available cash or debt.

Terra Industries Inc., with pro forma 1994 revenues of $2.1 billion, is a leading marketer and producer of nitrogen fertilizer, crop protection products, seed and services for agricultural, turf, ornamental and other growers. Terra also produces nitrogen products and methanol for industrial customers.

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Note: Terra Industries' news releases are available at no charge through PR
Newswire's "Company News On-Call" fax service. For a menu of Terra's news releases or to retrieve a specific release, call (800) 758-5804, code 437906.